Pipeline Data Records First-Ever Profit;
Revenues Increase 42%
August 16, 2004 10:36:00 AM ET

Pipeline Data Inc. PPDA today announced financial results for the second quarter ended June 30, 2004. Pipeline reported its first-ever net profit of $165,078 for the second quarter, and net profit of $112,845 for the first 6 months of the year. Gross sales for the second quarter were $4,087,989 representing a 42% increase over the prior quarter, and a 63% increase over the second quarter of 2003. EBITDA grew to $249,599 as compared to a loss of $116,053 for the second quarter of 2003, representing an increase of $365,652.

Commenting on the announcement, MacAllister Smith, Chief Executive Officer of Pipeline Data said "We had previously stated that we expected to reach profitability in the second quarter, and we have achieved this objective along with significant top line revenue growth. For the next several quarters, we plan to reinvest profits towards the growth of Pipeline Data Processing, our wholesale division. We believe this reinvestment will result in substantial internal sales growth and place the company in a highly competitive position in the near future. Instead of reported profits then, investors should expect a close to break even cash flow status with considerable top line revenue increases. We are proud to have demonstrated that we can achieve our goals and are excited about the future growth of Pipeline Data."

About Pipeline Data Inc.

Pipeline Data Inc. provides integrated transaction processing services for all major credit cards. The Company offers card processing services in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment. Pipeline Data currently serves over 10,000 merchant customers.

Safe Harbor Statement

The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company's filing. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company's growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the "safe harbor" created by the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ significantly from those discussed and/or implied herein.


Contact Information:
Pipeline Data Inc.
Lane Gordon, 800-932-5708 x228
Lane.Gordon@pipelinedata.com
www.pipelinedata.com